UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐ Preliminary Information Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒  Definitive Information Statement

IDO SECURITY INC.

(Name of Registrant as Specified In Its Charter)

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IDO SECURITY INC.
17 STATE STREET
NEW YORK, NEW YORK 10004

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY A MAJORITY OF OUR SHAREHOLDERS. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

IDO Security Inc. (“we” or the “Company”) has obtained the written consent of stockholders representing approximately 51% of our issued and outstanding shares of Common Stock as of December 29, 2008 (the “Record Date”), the record date for obtaining the consents, for the following actions:

(i) approving an amendment to the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation") increasing the number of shares of common stock, par value $0.01 per share ("Common Stock"), the Company is authorized to issue from 100 million shares to 2 billion shares (the “Authorized Share Increase”);

(ii) approving an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split") of our outstanding common stock at any ratio from 10:1 to 50:1  (the "Approved Range") at any time on or before December 31, 2009, with the Company’s Board of Directors (the “Board”) having the sole discretion to determine whether or not to effect the Reverse Stock Split and, if so, at what ratio within the Approved Range.

The Company plans to mail this Information Statement to stockholders as of the Record Date on or about March 3, 2009.

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the approval of the Authorized Share Increase and the Reverse Stock Split may not be effected until at least 20 calendar days after this Information Statement is sent or given to our shareholders.

 We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

MEETING NOT REQUIRED/VOTE REQUIRED

Under Section 78.390 of the Nevada Revised Statutes (the “Nevada Law”), an amendment to our Certificate of Incorporation must be proposed by resolution of the Board of Directors and be approved of by shareholders holding shares entitling them to exercise at least a majority of the voting power of the company.  78.320 of the Nevada Law provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company.

In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain as of the Record Date, the written consent of shareholders holding at least 23,616,557 shares of Common Stock representing more than the requisite number of votes that is necessary to authorize or take such action with respect to the Authorized Share Increase and the Reverse Split. As of the Record Date, there were issued and outstanding 46,109,000 shares of our Common Stock and 26,664 shares of our Series A Convertible Preferred Stock.

DISSENTERS RIGHTS OF APPRAISAL

There are no dissenter's rights of appraisal applicable to either the Authorized Share Increase or the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of the Record Date by (a) each person who, to the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of the Company's directors and the named executive officers and (c) all current directors and executive officers of the Company as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the shareholders listed possess sole voting and investment power with respect to their shares.

In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of the Record Date. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. We have calculated the percentages of shares beneficially owned based on 46,516,163 shares of common stock outstanding at the Record Date.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock
Michael Goldberg President and acting Chief Executive Officer c/o 17 State Street New York, NY	1,115,625 (1)	2.34%
Henry Shabat Chief Operating Officer of IDO Security Ltd. c/o 17 State Street New York,, NY	180,000 (2)	*
Irit Reiner Director c/o 17 State Street New York,, NY	1,024,326 (3)	*
John Mitola Director c/o 17 State Street New York,, NY	100,000 (4)	*
Mr. Gil Stiss Chief Technology Officer of IDO Security Ltd. 41/13 Nahal Lachish St., Ashdod, Israel 77707	5,100,000 (5)	10.96%
B&W Equities, LLC 4424 W 16th Street Brooklyn, NY 11204	2,807,750 (6)	6.04%
Mr. Zeev Bronfeld 6 Uri Street Tel Aviv, Israel	2,750,001	5.91%
EDA Capital Corporation 1685 - 54th Street, Brooklyn NY 11204	2,750,001	5.91%
ACC Holdings Ltd. Pasea Estate, Road Town, Tortola, British Virgin Island	2,750,001	5.91%

Adi Levy 7 Sapir St. Gedera, Israel 70700	2,700,000	5.8%
Rolfe Investments Ltd. Trustco Services Ltd. POB 4436 Zug CH-6304 Switzerland	2,750,001	5.91%
All directors and officers as a group	7,519,951	15.60%

* Less than 1%.

(1)
Represent shares of Common stock issuable upon exercise of employee stock options. Does not include an additional 84,375 shares issuable upon exercise of employee stock options scheduled to vest by June 1, 2009.

(2)
Represent shares of Common stock issuable upon exercise of employee stock options. Does not include an additional 60,000 shares issuable upon exercise of employee stock options scheduled to vest over the next 18 months.

(3)
Comprised of (i) 924,326 shares of Common Stock held by Ms. Reiner’s husband and (ii) 100,000 shares issuable upon exercise of stock options issued to Ms. Reiner for services rendered as a director of our company. Does not include warrants to purchase an additional 200,000 shares of Common Stock issuable upon conversion of convertible debt securities and warrants held by Ms. Reiner husband. The warrants and convertible debt instruments contain provisions that prohibit the exercise of such warrants and/or conversion of the convertible debt instruments if following such exercise or conversion the aggregate holdings of such person would exceed 4.9% of the then issued and outstanding shares of our Common Stock.

(4)	Represent shares of Common stock issuable upon exercise of employee stock options.
(5)
The stockholder holds an irrevocable proxy from the holders of an additional 3,300,000 shares of Common Stock to vote their shares on all matters submitted to stockholders. The selling stockholder disclaims any beneficial interest in the shares to which he holds a proxy.

(6)
These shares are held by Double U Master Fund LP (2,807,250) and Double U Trading Fund LP (500). The Double U Master Fund LP is a master fund in a master-feeder structure of which B&W Equities, LLC serves as the general partner of the master fund. Isaac Winehouse is the manager of B&W Equities, LLC and has ultimate responsibility of trading with respect to Double U Master Fund LP and Double U Trading LP and may be deemed to have voting and/or dispositive power with respect to the Shares. Mr. Winehouse disclaims any beneficial ownership of the Shares. The foregoing is based on disclosures contained in a report on Schedule 13G originally filed on April 29, 2008, as subsequently amended as of February 11, 2009.

 INCREASE IN AUTHORIZED SHARES

The Company's Certificate of Incorporation presently authorizes the issuance by the Company of up to 120,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the Record Date there were 46,516,163 shares of Common Stock issued and outstanding. As of the Record Date, we have reserved approximately an additional 3.2 million shares of Common Stock in respect of shares issuable upon exercise of warrants and stock options issued to employees, directors, service providers and certain investors. However, for the reasons explained below, we may not have a sufficient number of authorized shares issuable upon conversion of the convertible debentures that we issued in December 2007 (the “December 2007 Debentures”) and the convertible securities that we issued in December 2008.

With respect to the December 2007 Debentures, we are required to make monthly principal and accrued interest payments with respect thereto, which payments may, at our option, be made in shares of our Common Stock at a rate equal to the lower of (i) $0.15 and (ii) 75% of the average of the closing bid price of our Common Stock on the over-the-counter market for the five trading days preceding the date of payment. The effective date of payment is on the 24th of each calendar month. Our repayment schedule began on April 2008 and is to continue through December 2009. We have been making payments in shares of our Common Stock. However, beginning December 1, 2008 and continuing through the January 31, 2009, our stock price has fluctuated between $0.08 and $0.003. As of the Record Date, we had approximately $4.9 million outstanding on the December 2007 notes. On the most recent repayment date, we issued shares at a conversion rate of approximately $0.005. Accordingly, if we apply an assumed conversion price of $0.005 as a guide to the number of shares that we may need to reserve in respect of the December 2007 Notes, then, unless there is a sustained increase in our closing stock price, we will need to issue 975,398,800 shares to pay the outstanding principal amount of the December 2007 Notes. In connection with the issuance of the December 2007 Notes, we also issued warrants for 5,404,550 shares of our Common Stock.

In addition, in December 2008, we issued approximately $1.1 million in principal amount of our convertible debentures (the December 2008 Notes) and issued 26,664 shares of our Convertible Preferred Stock, with each share of preferred stock having a stated value of $100 (together with the December 2008 Notes, the “December 2008 Securities”). The December 2008 Securities have monthly principal and accrued interest repayment provisions that are substantially similar to the December 2007 Notes and that are scheduled to commence on March 2009 and continue through April 2010. If we also apply the assumed conversion price of $0.005 as guide to the number of shares that we may need to reserve in respect of the December 2008 Securities, then, unless there is a sustained increase in our stock price, we will need to issue 746,578,000 shares to pay the outstanding principal amount of the December 2008 Securities. In connection with the issuance of the December 2008 Securities, we also issued warrants for 7,110,268 shares of our Common Stock. The Holders of the December 2008 Securities have agreed to suspend through March 31, 2009, the Company’s obligations to reserve shares of Common Stock to support issuances in respect of these securities pending the filing of the amendment to the Company’s Certificate of Incorporation effecting the increase in authorized shares of Common Stock (the “Charter Amendment”).

Accordingly, the Board has unanimously approved, and, upon the Board’s recommendation, the holders of the shares of Common Stock representing approximately 51% of the shares of Common Stock outstanding on the Record Date, have consented, to the Authorized Share Increase pursuant to which the number of shares of Common Stock which the Company would be authorized to issue would be increased from 100 million to 2 billion shares. Upon the filing of the Charter Amendment with the Department of State of Nevada, the Authorized Share Increase will become effective. The text of such amendment is attached hereto as APPENDIX A.

The additional shares of Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. Any issuance of additional shares of Common Stock would increase the number of outstanding shares of Common Stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. The dilutive effect of such an issuance could discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and has no present intention to use the additional authorized shares to deter a change in control.

Except to satisfy the share reservation requirements referred to above, the Company does not presently have any plans, intentions, agreements, understandings or arrangements regarding the issuance of the proposed additional shares of Common Stock. The Board believes that the increase in the authorized Common Stock also provides the Company with increased flexibility in the future to issue capital stock in connection with public or private offerings, acquisitions, stock dividends, financing transactions, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares of Common Stock available will give the Company the ability to issue stock without the expense and delay of a special meeting of stockholders, which delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's stock. Except as otherwise required by applicable law, authorized but unissued shares of Common Stock may be issued at such time, for such purpose and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

Once the Charter Amendment is filed, the Board of Directors would be able to issue additional shares of Common Stock in its discretion from time to time, subject to the reservation requirements noted above and any applicable rules and regulations in the case of any particular issuance or reservation for issuance that might require the stockholders to approve such transaction. The newly authorized shares of Common Stock would be issuable for any proper corporate purpose, including future capital-raising transactions involving Common Stock, convertible securities or other equity securities, stock dividends, establishing strategic relationships, and current or future equity compensation plans.

Mr. Gil Stiss, the Chief Technology Officer of our wholly-owned subsidiary, IDO Security Ltd., and certain other shareholders have certain preemptive rights as specified herein. For so long as each shareholder owns at least 100,000 shares of our Common Stock, such shareholder has the right to purchase his proportionate share of any new shares of Common Stock issued by the Company from treasury except for the issuance of shares (i) to employees or other service providers (in transactions with primarily non-financing purposes), (ii) to an investor that the board of directors determines to be a “strategic investor”, (iii)  from the exercise of options or warrants or convertible securities or (iv) from conversion of debt.  The issuance of additional shares of Common Stock will decrease the proportionate equity ownership of current shareholders and, depending upon the price paid for such additional shares, could result in dilution to current stockholders.

The Authorized Share Increase could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the Board. For example, the substantial increase in the number of authorized shares could help management frustrate efforts of shareholders seeking to remove management, could have the effect of limiting shareholder participation in transactions such as merger or tender offers, regardless of whether those transactions are favored by incumbent management. In addition, the board of directors will have the ability to issue shares privately in transactions that could frustrate proposed mergers, tender offers, or other transactions, even if those transactions are at substantial market premiums and are favored by majority of independent shareholders. Such an issuance of shares of Common Stock would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. Except as described in this paragraph and except for the ability of the Board of Directors to fix by resolution the designations, preferences and relative, participating, optional or other special rights of any series of Preferred Stock, and any qualifications, limitations or restrictions thereof, including without limitation thereof, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, to the full extent permitted by Nevada law, there are no anti-takeover provisions in the Company’s certificate of incorporation or bylaws and the Company has no plans or proposals to adopt any provisions to its certificate of incorporation or bylaws or enter into other arrangements that may have material anti-takeover consequences.

APPROVAL OF REVERSE STOCK SPLIT AUTHORIZATION

GENERAL

The Board has unanimously adopted a resolution seeking stockholder approval of an amendment to the Certificate of Incorporation to effect the Reverse Stock Split at any ratio within the Approved Range (i.e., 10:1 to 50:1) at any time on or before December 31, 2009, with the Board having the sole discretion to determine whether or not to effect the Reverse Stock Split and, if so, at what ratio within the Approved Range. The requisite consent of the holders of the Common Stock and the Preferred Stock was obtained. Notwithstanding approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and may abandon, the Reverse Stock Split without further action by the Company's stockholders. In this information statement, we refer to all of the possible reverse stock splits as the "Reverse Stock Splits" and we refer to the Reverse Stock Split that is actually effected, if applicable, as the "Effective Reverse Stock Split."

A copy of the amendment to the Certificate of Incorporation, with the ratio of the Reverse Stock Split left blank, is attached to this information statement as Annex B. The text of the amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the Reverse Stock Split, including the insertion of the applicable ratio for the Effective Reverse Stock Split, as determined by the Board of Directors.

The Board has the discretion to implement a Reverse Stock Split within the Approved Range, at any time on or before December 31, 2009. The purpose of the Reverse Stock Split would be to reduce the number of shares of Common Stock outstanding, to increase the per-share market price of the Common Stock and to better position the Company's capitalization for the future. The Reverse Stock Split ratio selected by the Board, if any, will depend upon various factors, including the Company's growth, existing and future marketability, liquidity of the Common Stock and consideration of the purposes, risks, benefits and effects of a Reverse Stock Split described below, including the potential impact of a Reverse Stock Split on the Company's authorized shares available for issuance. In light of the volatility of the Company's stock price, changing conditions in the capital markets, the extended time frame in which the Reverse Stock Split decision may be made and other factors relevant to the timing and extent of the Reverse Stock Split, the Board of Directors believes that stockholder approval of a Reverse Stock Split within the Approved Range of Ratios is in the best interests of the company and its stockholders.

The Company will not be effecting a Reverse Stock Split of its outstanding Preferred Stock. In the event the Reverse Stock Split is implemented, the number of shares of Common Stock issuable upon conversion of each outstanding share of Preferred Stock would be proportionately reduced as described below under the caption "Effect on Preferred Stock."

The Board reserves the right to abandon the Reverse Stock Split if it determines that the Reverse Stock Split is not in the best interests of the Company and its stockholders. If the Effective Reverse Stock Split is not implemented on or before December 31, 2009, the amendment will be deemed abandoned, without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable.

PURPOSE OF A REVERSE STOCK SPLIT

The purpose of the Reverse Stock Split would be to reduce the number of shares of Common Stock outstanding, to increase the per-share market price of the Common Stock and to better position the Company's capitalization for the future. The Company's Common Stock is currently quoted on the over the counter Bulletin Board Market under the symbol "IDOI." The Board believes that a Reverse Stock Split may have the effect of increasing, proportionately, the trading prices of the Common Stock, although there can be no assurance that this will be the case.

The Reverse Stock Split is not intended as, and is not a part of or first step in, a "going private" transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934.

RISKS AND POTENTIAL BENEFITS OF A REVERSE STOCK SPLIT

If the Reverse Stock Split Authorization is approved by the stockholders and a Reverse Stock Split is thereafter effected by the Board of Directors, there can be no assurance that the market price of the Common Stock after the Effective Reverse Stock Split will adjust to reflect the ratio of the Effective Reverse Stock Split, or that the market price following the Effective Reverse Stock Split will either exceed or remain in excess of the current market price. In addition, it is possible that the liquidity of the common stock will be affected adversely by the reduced number of shares outstanding following the Effective Reverse Stock Split.

The Board will take into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a Reverse Stock Split.

A sustained higher per share price of our common stock, which the Company believes may result from a Reverse Stock Split, could, however, increase the interest of the financial community in the Company and broaden the pool of investors that may consider investing in the Company, potentially increasing the trading volume and liquidity of the Common Stock. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the price per share of the Common Stock remains at a higher per share price as a result of a Reverse Stock Split, some of these concerns may be ameliorated.

PRINCIPAL EFFECTS OF AN EFFECTIVE REVERSE STOCK SPLIT

If the Reverse Stock Split is implemented, each issued share of Common Stock immediately prior to the effective time of the Effective Reverse Stock Split, would automatically be converted, as of the effective time of the Effective Reverse Stock Split, into a fraction of a share of Common Stock. The fraction would depend on the ratio approved by the Board.

Proportional adjustments would be made to the maximum number of shares issuable under the Company's outstanding stock options, warrants and other equity award agreements. For example, if a ratio of 10:1 were selected by the Board, the number of shares of Common Stock underlying the Company's outstanding options and warrants would be reduced by a factor of ten and the exercise prices would be increased by a factor of ten. In addition, a proportional adjustment would be made to the applicable conversion price of the outstanding Preferred Stock as described below under the caption "Effect on Preferred Stock."

No fractional shares of Common Stock would be issued in connection with a Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of common stock pursuant to the Effective Reverse Stock Split would receive cash in lieu of the fractional share, as explained more fully below under the heading "Cash Payment in Lieu of Fractional Shares." Because no fractional shares of common stock would be issued in connection with an Effective Reverse Stock Split, holders of Common Stock could be eliminated in the event that a Reverse Stock Split is implemented.

Because any Reverse Stock Split would apply to all issued shares of Common Stock, it would not alter the relative rights and preferences of existing stockholders.

A Reverse Stock Split would not affect the par value of the Common Stock. As a result, at the effective time of the Effective Reverse Stock Split, the stated capital with respect to the Common Stock on the Company's balance sheet would be reduced to the fraction of its present amount related to the ratio of the Effective Reverse Stock Split, and the additional paid-in capital account would be credited with the amount by which the stated capital account was reduced. A Reverse Stock Split would affect the Company's per share loss and the net book value per share of the Common Stock following the Effective Reverse Stock Split, as there would be fewer shares of Common Stock outstanding.

If the Reverse Stock Split is effected, some stockholders may consequently own "odd lots" of less than one hundred shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in "round lots" of even multiples of 100 shares. Therefore, those stockholders who own odd lots following a Reverse Stock Split may be required to pay higher transaction costs should they then determine to sell their shares of Common Stock.

If a Reverse Stock Split is implemented, proportional adjustments will not be made to the total number of authorized shares of the Company's Common Stock. Accordingly, the Effective Reverse Stock Split will increase the proportion of authorized but unissued shares of the Company's Common Stock relative to its outstanding and reserved common stock. Pursuant to the Effective Reverse Stock Split, the number of outstanding shares of the Common Stock will be reduced by a factor ranging from ten to fifty, as the Board of Directors may determine. However, the number of shares of Common Stock and Preferred Stock authorized by the Certificate of Incorporation would not be reduced. As illustrated by the table below, this could result in a substantial increase in the authorized shares of Common Stock available for issuance.

The table below illustrates the effect, as of the Record Date, of (A) an Effective Reverse Stock Split at certain ratios within the Approved Range, with and without the Authorized Share Increase, and (B) no Effective Reverse Stock Split both before and after filing the Authorized Share Increase, on (i) the shares of Common Stock outstanding, (ii) the authorized shares of Common Stock reserved for issuance pursuant to options, deferred stock units, warrants, conversion of the Preferred Stock or other arrangements, and (iii) the shares of Common Stock which are neither outstanding nor reserved for issuance and are therefore available for issuance. The table does not take into account fractional shares.

						AUTHORIZED SHARES
						OF COMMON STOCK
						AVAILABLE FOR
						ISSUANCE
						AS A % OF SHARES
						OF COMMON STOCK
				AUTHORIZED SHARES		OUTSTANDING
	SHARES OF	SHARES OF COMMON		OF COMMON STOCK		AND RESERVED
	COMMON STOCK	STOCK RESERVED FOR		AVAILABLE FOR		FOR ISSUANCE
REVERSE STOCK SPLIT RATIO	OUTSTANDING (A)	ISSUANCE (B)(1)		ISSUANCE (C)		(C/(A+B))

No Reverse Stock Split and
no Increase in
Authorized Capital	46,516,163	980,803,350	(2)	--		--%	(2)

No Reverse Stock Split and
an Increase in
Authorized Capital	46,516,163	1,734,491,618		218,992,219		12%

No Increase in Authorized
Capital and the following
Reverse Stock Splits:

10:1	4,516,163	98,080,335	(2)	0	(2)	0%	(2)

20:1	2,325,808	49,040,168	(2)	4,443,670	(2)	9%	(2)

50:1	930,323	19,616,067	(2)	33,867,770	(2)	165%	(2)

Increase in Authorized
Capital and the following
Reverse Stock Splits:

10:1	4,516,163	173,449,162		1,780,034,675		1000%

20:1	2,325,303	86,724,580		1,866,759,256		2096%

50:1	930,323	34,689,832		1,918,794,005		5387%

1. The reservation requirement utilizes the assumed conversion rate of $0.005 for monthly principal repayments with respect to each of the December 2007 Debentures and the December 2008 Securities. If there is a sustained increase in our closing stock price beyond $.0066, then less shares would be issuable under these securities.

2. These figures do not reflect our obligation to reserve, commencing April 1, 2009, approximately an additional 753,688,268 shares of Common Stock with respect to the December 2008 Securities.

We could also use the additional shares of Common Stock that would become available for issuance if the Reverse Stock Split is approved to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of management, including any transaction that may be favored by a majority of our stockholders or in which its stockholders might otherwise receive a premium for their shares over then-prevailing market prices or benefit in some other manner. For example, without further shareholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split Authorization proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.

Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act.

In the event that the Board determines to proceed with a Reverse Stock Split, the Company expects that the Company's transfer agent would act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time of an Effective Reverse Stock Split, transmittal forms would be mailed to each record holder of Common Stock. Stockholders would be asked to surrender all certificates evidencing shares of Common Stock owned prior to the Effective Reverse Stock Split in exchange for certificates evidencing the new shares of Common Stock in accordance with the instructions set forth in the letter of transmittal. No new certificates would be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate or certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Any old shares of Common Stock submitted for transfer, whether pursuant to a sale, other disposition or otherwise, would automatically be exchanged for new shares of Common Stock. Stockholders who do not have stock certificates for surrender and exchange would have their accounts automatically adjusted in order to reflect the number of shares they were entitled to hold as a consequence of the Effective Reverse Stock Split.

EFFECT ON PREFERRED STOCK

We are not proposing any stock split of its outstanding Preferred Stock. The number of shares of Common Stock issuable upon conversion of each outstanding share of Preferred Stock would be proportionately reduced to reflect any Reverse Stock Split.

BOARD DISCRETION TO IMPLEMENT EFFECTIVE REVERSE STOCK SPLIT

The Effective Reverse Stock Split will be effected, if at all, only upon a determination by the Board that one of the Reverse Stock Splits, with an exchange ratio determined by the Board as described above, is in the best interests of the Company and its stockholders. If any such determination is made, such determination shall be made on or before December 31, 2009 and will be based upon various factors, including the Company's growth, and existing and expected marketability and liquidity of its Common Stock. The determination will include weighing the positive and negative factors described above under the headings "Purpose of a Reverse Stock Split" and "Principal Effects of an Effective Reverse Stock Split" and prevailing market conditions. Notwithstanding approval of the Reverse Stock Split Authorization by the stockholders, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments prior to the effectiveness of any filing with the office of the Nevada Secretary of State and would therefore not effect any of the Reverse Stock Splits.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of any Effective Reverse Stock Split, we would pay the holder cash equal to that fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors. The fair market value of the Common Stock will be calculated as the average of the high and low trading prices of the Common Stock during regular trading hours for the five trading days immediately preceding the effective time of the Effective Reverse Stock Split. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Cash received in lieu of fractional shares would be treated as payment in exchange for such shares. The difference between the amount of cash received and basis allocable to such fractional share should be a capital gain or loss (long-term if such fractional share (pre-Reverse Stock Split) has been held for more than one year), as the case may be, provided that such shares are held as a capital asset on the effective date of the Effective Reverse Stock Split.

EFFECTIVE DATE

If the Board of Directors elects to proceed with the Effective Reserve Stock Split, the Effective Reverse Stock Split will become effective as of 5:00

p.m. Eastern Time on the date of filing of the applicable Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Nevada. We refer to this time and date as the "Effective Date." Except as explained above with respect to fractional shares, on the Effective Date, shares of Common Stock issued and outstanding immediately prior thereto would be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of Common Stock in accordance with the Effective Reverse Stock Split ratio determined by the Board of Directors within the Approved Range.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information, including current reports on Form 8-K and annual and quarterly reports on Form 10-K and Form l0-Q, with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024,450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the internet where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

By Order of the Board of Directors /s/ Michael Goldberg
Acting Chief Executive Officer

ANNEX A

CERTIFICATE OF AMENDMENT

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
(775) 684-5708
Website:  secretaryofstate.biz

CERTIFICATE OF AMENDMENT (PURSUANT TO NRS 78.3865 and 78.:390)

ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:
IDO Security Inc.

2.  The articles have been amended as follows (provide article numbers, if available):

Article 3 is amended to read that the total number of shares that the Corporation is authorized to issue is 2,020,000,000 shares, par value $0.001, and no shares without par value.  Of  the 2,020,000,000 shares, par value $0.001:  (a) 2,000,000,000 such shares shall be shares of Common Stock; and (b) 20,000,000 such shares shall be shares of Preferred Stock, of which 34,000 have been designated as Series A Cumulative Convertible Preferred Stock.  The Board of Directors is expressly authorized to issue from time to time all or any shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences (including seniority upon liquidation); relative participating, optional or other special rights, redemption rights, conversion privileges and such qualifications, limitations or restrictions thereof, as shall be adopted by the Board of Directors and set forth herein or an amendment hereto providing or the issuance of such series and to the fullest extent as now or hereafter permitted by these Amended and Restated Articles of Incorporation and the laws of the State of Nevada.  Unless a vote of any shareholder is required pursuant to the rights of the holders of a series of Preferred Stock, the Board of Directors may from time to time increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  Majority

4. Effective date of filing (optional):______________________
(must be no later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ Michael Goldberg

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:    Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

ANNEX B

PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION*

Every ______** outstanding share of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded up to the nearest whole share.

* Prior to the effectiveness of the foregoing amendment, without further action by the stockholders, the Board is authorized to abandon such amendment if it determines that it is not in the best interest of the Company and its stockholders.

** By approving this amendment, stockholders will approve the effectuation of the reverse stock split in all possible combinations between 10:1 to 50:1. The certificate of amendment to be filed with the Nevada Secretary of State will include only that ratio determined by the Board to be in the best interest of the Company and its stockholders. The Board will not implement any amendment providing for a different split ratio.